Exhibit 99.1
IVY STEEL & WIRE
(A DIVISION OF MMI PRODUCTS, INC.)
COMBINED FINANCIAL STATEMENTS
For the Nine Month Period Ended September 25, 2010 and
the Fiscal Years Ended December 26, 2009 and December 27, 2008

Ivy Steel & Wire
(A Division of MMI Products, Inc.)
Combined Financial Statements
For the Nine Month Period Ended September 25, 2010 and
Fiscal Years Ended December 26, 2009 and December 27, 2008
Contents

Report of Independent Auditors	3

Audited Combined Financial Statements

Combined Balance Sheets	4

Combined Statements of Operations and Changes in Owner’s Net Investment	5

Combined Statements of Cash Flows	6

Notes to Combined Financial Statements	7

Report of Independent Auditors
To the Board of Directors of MMI Products, Inc.
We have audited the accompanying combined balance sheets as of September 25, 2010 and December 26, 2009 of Ivy Steel & Wire and the accounts of Pilot Steel, collectively referred to as the Ivy Division of MMI Products, Inc. (the Ivy Division) and the related combined statements of operations and changes in owner’s net investment and cash flows for the nine-month period ended September 25, 2010, and the fiscal years ended December 26, 2009 and December 27, 2008. These financial statements are the responsibility of the Ivy Division’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Ivy Division’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Ivy Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Ivy Division at September 25, 2010 and December 26, 2009, and the combined results of its operations and its cash flows for the nine-month period ended September 25, 2010, and the fiscal years ended December 26, 2009 and December 27, 2008, in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Houston, Texas
January 28, 2011

Ivy Steel & Wire
(A Division of MMI Products, Inc.)
Combined Balance Sheets
(In thousands)

	September 25,	December 26,
	2010	2009
Assets:
Current assets:
Accounts receivable, net	$11,060	$6,887
Accounts receivable from related parties	1,624	814
Inventories, net	34,536	37,545
Assets held for sale, net	1,152	1,530
Prepaid expenses and other	937	848

Total current assets	49,309	47,624

Property, plant and equipment, net	33,953	37,956
Intangibles, net	3,319	5,405

Total assets	$86,581	$90,985

Liabilities and Owner’s Net Investment
Current liabilities:
Accounts payable	$9,531	$4,554
Accrued liabilities	3,429	3,550
Capital lease obligations	140	1,015

Total current liabilities	13,100	9,119

Commitments and contingencies

Note payable and other long term liability	1,348	1,559
Owner’s net investment	72,133	80,307

Total liabilities and owner’s net investment	$86,581	$90,985

See accompanying notes to financial statements.

Ivy Steel & Wire
(A Division of MMI Products, Inc.)
Combined Statements of Operations and Changes in Owner’s Net Investment
(In thousands)

	Nine Months Ended	Year Ended	Year Ended
	September 25,	December 26,	December 27,
	2010	2009	2008
Net sales	$84,671	$104,506	$229,844
Cost of sales	91,009	140,119	200,381
Inventory write-downs	886	10,584	4,038

Gross profit (loss)	(7,224)	(46,197)	25,425

Selling, general and administrative expense	10,557	13,490	15,148
Goodwill impairment loss	—	—	53,264
Impairment of other long-lived assets	1,676	6,138	6,211
Other expense, net	658	1,010	533
Interest expense, net	64	202	408

Loss before income taxes	(20,179)	(67,037)	(50,139)

Income tax (benefit)/provision	—	(2,639)	79

Net loss	$(20,179)	$(64,398)	$(50,218)

Changes in Owner’s Net Investment:
Beginning Balance	$80,307	$148,810	$150,354
Net loss	(20,179)	(64,398)	(50,218)
Cash transfers from/(to) owner	12,005	(4,105)	48,674

Ending Balance	$72,133	$80,307	$148,810

See accompanying notes to financial statements.

Ivy Steel & Wire
(A Division of MMI Products, Inc.)
Combined Statements of Cash Flows
(In thousands)

	Nine Months
	Ended	Year Ended	Year Ended
	September 25,	December 26,	December 27,
	2010	2009	2008
Operating Activities:
Net loss	$(20,179)	$(64,398)	$(50,218)
Adjustments to reconcile net loss to net cash provided by/ (used in) operating activities:
Depreciation and amortization	6,405	9,200	9,813
Deferred income taxes	—	(2,639)	(7,181)
Other non cash charges/(credits)	360	(85)	(86)
Loss on sales of property, plant and equipment	(6)	270	—
Inventory write-downs	886	10,584	4,038
Impairment of goodwill	—	—	53,264
Impairment of long-lived assets	1,676	6,138	6,211
Net changes in assets and liabilities:
Accounts receivable	(5,304)	7,809	5,958
Inventories	2,123	52,429	(50,539)
Prepaid expenses and other assets	(89)	(280)	(347)
Accounts payable	4,977	(8,988)	1,459
Accrued and other liabilities	(121)	(2,655)	646
Other non-current assets and liabilities	—	(352)	206

Net cash provided by/(used in) operating activities	(9,272)	7,033	(26,776)

Investing Activities:
Capital expenditures	(1,608)	(850)	(8,865)
Acquisition of Pilot Steel	—	—	(10,098)
Proceeds from sale of property, plant and equipment	—	—	—

Net cash (used for)/provided by investing activities	(1,608)	(850)	(18,963)

Financing Activities:
Cash transfers (to)/from parent, net	12,005	(4,105)	48,674
Capital lease obligation payments	(875)	(1,828)	(2,935)
Note payable on acquisition	(250)	(250)	—

Net cash (used in)/provided by financing activities	10,880	(6,183)	45,739

Net Increase (Decrease) in Cash and Cash Equivalents	$—	$—	$—

Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

See accompanying notes to financial statements.

Ivy Steel & Wire
(A Division of MMI Products, Inc.)
Notes to Combined Financial Statements
(1) Organization and Basis of Presentation
The Ivy Steel and Wire business manufactures welded wire reinforcement (“WWR”) products used in concrete construction applications. It began operations in Jacksonville, Florida in 1953. The Company’s products are primarily sold in the United States to manufacturers of concrete products and, to a lesser extent, to distributors and rebar fabricators. These combined financial statements include the accounts of Ivy Steel & Wire and the accounts of Pilot Steel (a wholly-owned rebar fabrication business), collectively referred to as the Ivy division (“Ivy” or the “Company”) of MMI Products, Inc. (“MMI”). MMI is a wholly-owned subsidiary of Oldcastle Building Products Inc. which, in turn, is a wholly-owned subsidiary of Oldcastle, Inc. (“Oldcastle”), the North American operations and a wholly-owned subsidiary of CRH plc (“CRH”), which is a publicly traded limited company incorporated and domiciled in the Republic of Ireland and listed on the New York Stock Exchange in the form of American Depositary Receipts (“ADRs”).
Ivy has not been operated as a stand-alone enterprise, but rather as an integral part of MMI. These combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) based upon the “carve out” of certain historical financial information related to the Ivy business from the accounting records of MMI. These carve out procedures require that certain assets, liabilities and/or expenses related to or incurred on behalf of Ivy be included or allocated as appropriate to reflect the combined financial statements of Ivy as if it was a stand-alone enterprise. However, these combined financial statements may not be indicative of the conditions that would have existed or the results of operations that would have been achieved had Ivy been operated as a stand-alone enterprise, nor are they necessarily indicative of the results to be expected from future operations.
Certain expenses historically presented within the Ivy accounts related to a legacy pension plan associated with the operations of an Ivy plant divested in 2004 have been excluded from these combined financial statements, as this ongoing obligation of MMI is unrelated to the current operations of Ivy.
Oldcastle’s investment in Ivy is shown as Owner’s net investment in lieu of stockholder’s equity in the Combined Balance Sheets and the Combined Statements of Operations and Changes in Owner’s Net Investment because Ivy does not have an independent capital structure. The net results of operating cash transfers to and from Oldcastle have been reflected as a component of Owner’s net investment. Ivy has operated within the Oldcastle cash management program for all periods presented. For purposes of presentation in the Combined Statements of Cash Flows, cash flows provided by or used in operating and investing activities were handled through the Oldcastle cash management program and are presented as cash transfers from/(to) owner under cash flows from Financing Activities. This utilization of the Oldcastle cash management program results in the Combined Balance Sheets and Combined Statements of Cash Flows reflecting no cash balances for all periods presented.
These combined financial statements have been prepared using MMI’s historical basis in the assets and liabilities and the historical results of operations relating to Ivy. All significant intercompany accounts and transactions between operations included in Ivy have been eliminated. Except for transactions noted in Owner’s net investment, all significant accounts and transactions between operations included in Ivy and other MMI or Oldcastle operations are reported as related party transactions (see note 11).
Certain management, administrative and operational services provided by MMI are shared among the Ivy division and other MMI divisions for all periods presented. For purposes of presentation in the combined financial statements, the costs of these shared services have been allocated to the Company based on sales, number of locations, headcount, personal computers, and assets, as applicable. Expenses incurred by Oldcastle and CRH that are directly associated with Ivy are included in these combined financial statements. General administrative expenses incurred at Oldcastle and CRH are allocated to Ivy based on methods that compare Ivy assets and revenues to the total for assets and revenues at Oldcastle and CRH. See Note 11 for amounts charged to Ivy by MMI, Oldcastle and CRH.
The operations of the Company are included in consolidated federal income tax returns filed by Oldcastle. The Company’s provision for income taxes has been computed as if the Company completed and filed separate returns for all periods presented.

(2) Summary of Significant Accounting Policies
Fiscal Year. The Company prepares its financial statements on a 52/53-week year that ends on the last Saturday in December. Both the 2009 and 2008 periods presented were 52-week periods. The 2010 period was a 39-week period.
Use of Estimates. The combined financial statements were prepared utilizing financial information from the accounting records of MMI using estimates and assumptions that management believes are reasonable, including but not limited to the initial assignment of goodwill and other intangible assets arising from the original purchase price allocation resulting from the acquisition of MMI by Oldcastle and the allocation of certain indirect corporate support costs. The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities, including impairment calculations and valuation of inventories, as well as the disclosed amounts of contingent liabilities. Actual results could differ from these estimates, and such differences could be material.
Fair Value Measurements. U.S. GAAP utilizes a three-level hierarchy to determine fair value of assets and liabilities based upon whether the inputs utilized to derive the valuation are observable or unobservable. Level 1 inputs are those determined based upon quoted prices in active markets for identical assets. Level 2 inputs generally include observable, market-based information derived from independent sources. Level 3 inputs are unobservable and include management estimates, pricing models, discounted cash flow analyses and other techniques that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.
Revenue Recognition. The Company recognizes revenue from product sales when the products are delivered and ownership and risk of loss have passed to the customer and collectability is reasonably assured. The Company offers rebates to certain customers, which are redeemable only if the customer meets certain specified thresholds relating to a cumulative level of sales activity. Allowances for rebates are estimated and recorded as reductions of revenues in the period the related revenues are recognized.
Cost of Sales. Cost of sales includes the inventoriable costs of products, the expense of outbound freight and handling, the expense associated with underutilized facilities, and the expense of manufacturing management, procurement, safety and environmental functions.
Selling, General and Administrative Expense. Selling, general and administrative expense includes the costs for selling and marketing activities, bad debt expense associated with allowances for losses on accounts receivable, the costs of Ivy’s finance and executive group and the allocation of support costs incurred on Ivy’s behalf by MMI, Oldcastle and CRH.
Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable represent amounts due from customers related to the sale of products. The Company maintains an allowance for doubtful accounts by providing for specifically identified accounts where collection is questionable and an allowance based on the aging of the receivables, giving consideration to historical experience and current trends. A change in experiences or trends could require a material change in the estimate of the allowance for doubtful accounts in the future. Uncollectible accounts receivable are written off when management deems an account’s realizable value is less than the outstanding historical balance, and when substantive collection efforts have proven unsuccessful.
Inventories. Inventories are stated at the lower of cost or market (“LCM”) and the effect of these adjustments is recorded in Inventory write-downs in the Combined Statements of Operations and Changes in Owner’s Net Investment. Cost is determined using a weighted-average cost (which approximates computation on a first-in, first-out (“FIFO”) basis). Inventory cost includes the cost of raw materials (including inbound freight), and the direct labor and overhead charges associated with the production of the manufactured product. Fixed production overhead charges are allocated to inventories based on normal capacity of production facilities.
Property, Plant and Equipment. Oldcastle acquired MMI in April 2006 and, following purchase accounting standards, allocated the purchase price to property, plant and equipment based on estimated fair values. Property, plant and equipment purchased after April 2006 are recorded at cost. Any impairment of property, plant and equipment, if required by Accounting Standards Codification (“ASC”) 360, “Property Plant and Equipment,” is recorded as a reduction of the cost of the respective individual assets. Expenditures for maintenance and repairs are charged directly to expense when incurred, while major improvements that extend the useful life of the asset are capitalized. Depreciation is computed for financial reporting purposes principally by use of the straight-line method over the following estimated useful lives:

Building	5 to 30 years
Leasehold improvements	3 to 8 years
Machinery and equipment	3 to 20 years
Land improvements	10 to 20 years
For certain machinery and equipment leased under capital leases, the amounts recorded in machinery and equipment are amortized over their estimated useful lives with the related amortization expense included in depreciation expense.
Long-lived Assets. Long-lived assets include property, plant and equipment and identifiable intangible assets with definite useful lives. The Company assesses the possible impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable due to the deterioration in future cash flows projected to be generated by a plant or group of plants. If indicators are present and the sum of the projected undiscounted pre-tax cash flows is less than the carrying value of a plant or group of plants, the carrying value is written down to estimated fair value. The fair value of long-lived assets is determined utilizing inputs such as active marketplace transactions, if available, or the present value of projected future cash flows using discount rates commensurate with the risks involved in the asset group. The expected cash flows may incorporate multiple outcomes, which could include continuing to operate, ceasing to operate, closing or divesting the assets. The expected future cash flows used for the fair value calculations are based on cash inflows and outflows, as appropriate, which include the following estimates management believes a market participant would make for the assets in operation: expected asset usage, projected production volumes, sales volumes, prices, costs and other available information at the date of review. These projections depend significantly on future economic and market conditions, cover extended periods of time and are not subject to precise estimation. Given the unobservable nature of these inputs in the marketplace, they are considered to be Level 3 inputs in the fair value hierarchy. Actual future results could be materially different from those projections.
Goodwill. Goodwill represents the excess of costs over fair value of net assets of businesses acquired. For purposes of these combined financial statements, a portion of the goodwill resulting from the purchase of MMI by Oldcastle was assigned to Ivy. The Company reviews the carrying value of goodwill at the end of each fiscal year, or more frequently if events or changes in circumstances indicate that such carrying values may not be recoverable.
Testing goodwill for impairment involves a two-step approach. In the first step, the estimated fair value of the reporting unit (Ivy division) is compared to the carrying value. If the fair value of the reporting unit is less than the carrying value, step two must be performed, which involves performing a hypothetical purchase price allocation of the reporting unit’s fair value to all assets and liabilities of the reporting unit. If the implied goodwill from the hypothetical purchase accounting allocation is less than the carrying amount of the goodwill, an impairment charge is recorded. If any of the assumptions utilized in the estimation of fair value change adversely, the resulting decline in estimated fair value could result in a material impairment charge in a future period.
Testing goodwill for impairment involves significant management judgment. The Company estimates the fair value of the reporting unit utilizing primarily the income approach. For the income approach, discounted cash flows are utilized. A discounted cash flow analysis is based upon estimates management believes a market participant would utilize relating to, but not limited to: short and long term forecasts of the reporting unit, supply and demand levels, pricing, industry trends, cost of capital, control premiums and discount rates. Given the unobservable nature of these inputs in the marketplace, they are considered to be Level 3 inputs in the fair value hierarchy.
Contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.
Concentration of Credit Risk. Financial instruments that could potentially subject the Company to concentrations of credit risk are accounts receivable. The creditworthiness of customers is continuously evaluated, and the Company generally does not require collateral. At September 25, 2010 only one customer balance represented a significant portion (10%) of accounts receivable. The amount owed to the Company by related Oldcastle parties is separately reported on the Combined Balance Sheets.
Workers’ Compensation, Health Care and Other Insurance. Prior to 2009, estimated liabilities were included in the combined financial statements for the self-insured components of medical and workers’ compensation claims expense, claims incurred but not reported under these programs, and claims associated with other insurance coverages. The programs were substantially self-insured but included insurance protection for large individual claims. The accruals were based on claims data and valuations that reflect the Company’s best estimate of its ultimate expense, which considers current and historical claims development experience. The workers’ compensation and general insurance program was changed in September 2009 wherein a CRH-owned captive insurance company acquired all of the Company’s exposure to claims payments in exchange for a premium charge. The amortization of this charge is the only component of the Company’s workers’ compensation and general insurance expense during 2010. The Company continues to estimate its liability for health care claims. A change in the current or historical trends could require a material change in the estimate for this accrued liability. Insurance expense was $5.8 million in 2008 before the initiation of the captive insurance company program. Insurance expense was $4.0 million in 2009, a period which includes the expense from the captive insurance program from September through December. Insurance expense was $2.4 million during the nine months ended September 25, 2010, during which the captive insurance program was in place for the entire period.
Income Taxes. The operations of the Company are included in consolidated federal income tax returns filed by Oldcastle. A current income tax expense or benefit is recognized for estimated income taxes to be paid or refunded relating to the Company’s taxable income or loss. The associated current liability or refund is that of Oldcastle and thus is included as an element of Owner’s net investment in the Combined Balance Sheets. The liability method is used to record deferred income taxes. Under this method, differences between the financial reporting and tax bases of assets and liabilities are identified. Deferred income taxes relating to those differences are measured using the tax rates and laws currently in effect. A valuation allowance is recorded to reduce deferred tax assets if realization is not considered likely. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. The Company establishes reserves when, despite the belief that tax returns are fully supportable, there is the belief that certain positions may be challenged and potentially disallowed. When facts and circumstances change, adjustments to the reserves are made through the provision for income taxes. To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and are classified as a component of income tax expense in the Combined Statements of Operations and Changes in Owner’s Net Investment.
(3) Recent Accounting Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued guidance for accounting for uncertainty in income taxes. This guidance required an entity to initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This guidance was effective for the Company as of December 28, 2008, and the adoption of this guidance did not have a material impact on the combined results of operations, cash flows or financial position.
In September 2006, the FASB issued guidance for accounting for fair value measurements. This guidance defined fair value, established a framework for measuring fair value in U.S. GAAP and expanded disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, as discussed in Note 2, the standards establish a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance was originally effective for fiscal years beginning after November 15, 2007. The Company adopted the provisions related to financial assets and liabilities effective December 30, 2007, which did not have a material effect on the combined results of operations, cash flows or financial position. In February 2008, the FASB delayed the effective date of the provisions for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008, except for items recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. The Company adopted this guidance relating to nonfinancial assets and liabilities effective December 28, 2008, which did not have a material effect on the combined results of operations, cash flows or financial position.
(4) Property, Plant, Equipment and Assets Held for Sale
From time to time, under-performing operations are identified and assessments are made as to how these operations can improve their performance. A possible conclusion may be that offering the related assets for sale to others or abandonment of the assets is the optimal course of action.
The assets are classified as held-for-sale when they meet the following criteria: (i) management, having the authority to approve the action, commits to a plan to sell the assets; (ii) the assets are available for immediate sale in their present condition, subject only to conditions that are usual and customary for the sale of such assets; (iii) we are actively searching for a buyer; (iv) the assets are being marketed at a price that is reasonable in relation to their current fair value; (v) actions necessary to complete the plan indicate that it is unlikely that significant changes to the plan will be made or the plan will be withdrawn; and (vi) the sale is probable and the transfer is expected to qualify for recognition as a completed sale within one year.
These assets are recorded at the lower of their carrying amount or their fair value less the estimated cost to sell and are included within current assets in the Combined Balance Sheets. Reviews occur to ensure that assets classified as held-for-sale continue to meet the held-for-sale criteria.

Prior to December 2008, the Company elected to reduce its fixed costs by closing one of its two Houston, Texas-based manufacturing facilities and upon such closure, offer the facility for sale. Substantially all the product sales accommodated by the productive capacity of the closed facility were replaceable by productive capacity at the Company’s other manufacturing plants, thus discontinued operations accounting for this facility was not appropriate. The Company has no further use for this property. Once the disposal or movement of machinery and equipment was completed early in 2009, the facility was offered for sale to the public market via a realty contract. The fair value of the asset held for sale represents the estimated recoverable value, net of realtor commission. The net book value prior to the facility closure was written down in 2009 to its then net recoverable value (as determined by a contract to sell the property that ultimately did not close), through a charge of $0.5 million included in the Impairment of other long-lived assets line of the Combined Statements of Operations and Changes in Owner’s Net Investment. An additional write-down of $0.4 million was recorded in 2010 to reflect changes in the real estate market conditions for this type of property. Expenses of $0.6 million, $1.0 million, and $0.2 million in 2008, 2009, and 2010, respectively, were incurred for severance associated with termination of the closed facility’s employees and other costs to close and then carry the vacant property. These expenses are part of the restructuring expense disclosed in Note 7.
Utilizing valuation methods discussed in Note 2 for long-lived assets, the Company recorded a $4.9 million impairment loss in 2008 relating to the write-down of certain property, plant, and equipment, which is reported as Impairment of other long-lived assets in the Combined Statement of Operations and Changes in Owner’s Net Investment. The remainder of the 2008 impairment charge relates to the abandonment of specific machinery and equipment items disposed of for their scrap steel value. In 2009, an additional $5.6 million impairment was incurred due primarily to actual and projected underutilization of property, plant and equipment. The remainder of the 2009 impairment charge relates to assets held for sale as discussed above. The 2010 impairment charge includes $1.3 million related to loss of value of a plant scheduled for closing and the remainder of the asset held for sale write-down.
(5) Goodwill and Other Intangible Assets
Goodwill ($53.3 million) and other intangible assets ($13.8 million) were allocated to Ivy as a result of Oldcastle’s purchase acquisition of MMI in April 2006 and Ivy’s acquisition of Pilot Steel in April 2008. The MMI and Pilot Steel purchase price allocations to the acquired net operating assets (including amortizable intangible assets) were based on their estimated fair values on the acquisition dates, with the excess paid over such values recorded as goodwill.
Testing for the impairment of goodwill is required by ASC 350, “Intangibles — Goodwill and Other,” on an annual basis or when impairment indicators are present. In performing such tests, the Company relies on discounted cash flow analysis, which requires significant judgment and estimates about future operations. The estimated fair value is directly impacted by the Company’s expectation of product demand as well as the price of steel. Product demand was relatively weak throughout 2008, then rapidly and dramatically declined during that year’s fourth quarter as a result of the construction market crisis and general economic downturn. This decline had a considerable negative impact on the forecasts used to complete the discounted cash flows for step 1 of the goodwill test for 2008, particularly as to the magnitude of the decline in the South Florida construction market served by Pilot Steel, which was acquired by Ivy earlier in 2008. No material appreciation in the value of other assets occurred to mitigate the complete write-off of goodwill in 2008. The following table represents the changes in the carrying amount of goodwill:

Goodwill
(in thousands)
Balance as of December 28, 2007:
Goodwill	$50,068
Pilot acquisition	3,196
Impairment	(53,264)

Balance as of December 27, 2008:	$—

The Company has definite-lived intangible assets, which are amortized over the shorter of either the respective lives of the agreements or the period of time the assets are expected to contribute to the Company’s future cash flows. The intangible assets consist primarily of non-contractual customer relationships, a non-compete agreement, and trademarks, trade names and patents. The intangible assets were, at acquisition, deemed to have useful lives ranging from five to ten years. Amortization expense is recognized on a straight-line basis. Amortization expense related to intangible assets was $2.1 million during the nine months ended September 25, 2010, and $2.7 million and $2.5 million for 2009 and 2008, respectively.
(6) Acquisition of Pilot Steel

Substantially all the net assets of Pilot Steel (“Pilot”), a South Florida rebar fabrication business, were acquired at the end of April 2008. The total acquisition cost of $12.5 million (including capitalized deal costs) was paid in cash provided by Ivy’s owner plus a 6% unsecured note payable of $2.4 million to the seller in four annual installments of $0.25 million plus the balance of $1.4 million after year five. The total acquisition cost was allocated to the accounts receivable and trade liabilities at their cash value and inventory and fixed assets at their fair market values. Values were assigned to three intangible assets, non-contractual customer relationships, trademarks and an agreement of the seller not to compete with Ivy. The remaining consideration was recorded as goodwill. The contractors, engineers, and architects who make the decision to use WWR products versus reinforcing bar for concrete reinforcement often do so in coordination with rebar fabricators like Pilot, a key factor in the recognition of goodwill. The amounts recognized as of the acquisition date were as follows (in thousands):

Accounts receivable	$1,675
Inventories	1,862
Machinery and equipment	1,405
Goodwill	3,196
Other intangible assets
Non-contractual customer relationships	3,130
Trademarks	250
Non-compete agreement	780
Trade liabilities and accruals	(292)

Total net assets acquired	$12,006

The goodwill acquired is tax-deductible. The Combined Statements of Operations and Changes in Owner’s Net Investment for 2008 include $8.2 million of revenue and a $0.6 million loss before income taxes for the eight months of Pilot operations following the acquisition date.
(7) Other Expense, Net
Other expense / (income), net consisted of the following (in thousands):

	Nine Months Ended	Year Ended	Year Ended
	September 25,	December 26,	December 27,
	2010	2009	2008
Restructuring activities
Expenses to close manufacturing facility — Note 4	$216	$510	$17
Reduction in force and severance-related expense	29	460	587
Legal expenses
Sale of certain Ivy net assets	75	—	—
Buy America inquiry — Note 9	321	—	—
Other, net	17	40	(71)

Total other expense (income), net	$658	$1,010	$533

Reduction in force-severance related expense for the year ended December 27, 2008 was an accrued liability at that date and was paid in its entirety during 2009. Other periods’ severance expense was paid in full during those particular periods.
(8) Retirement Savings Plan
The MMI Products, Inc. Retirement and 401(k) Savings Plan (the “Plan”) provides retirement benefits for Ivy employees who contribute a portion of their compensation to the Plan. Prior to 2009, MMI matched employee contributions up to two percent of the participant’s compensation. The Plan was amended to provide, beginning in 2009, a maximum employer discretionary match of four percent of the participant’s compensation. Under the Plan, vesting in the Company’s matching 401(k) contribution is immediate. Employees covered by a collective bargaining agreement are not eligible for the Plan.
The Company incurred expense of $0.5 million and $0.2 million during fiscal years 2008 and 2009, respectively, and $0.3 million for the nine months ended September 25, 2010 for 401(k) matching contributions to the Plan. The Company temporarily suspended its discretionary match during a portion of 2009.
(9) Commitments and Contingencies

Lease and purchase commitments. The Company leases manufacturing space and certain machinery and equipment under operating leases. The Company’s operating leases for certain manufacturing locations include provisions related to rent increases and, in some cases, rent holidays, rent concessions for leasehold improvement incentives, options to purchase, and rights of first refusal to purchase the property if offered by the lessor. In general, lease expense, net of the benefit, if any, from leasehold improvement incentives, is recognized on a straight-line basis over the minimum lease term (including any rent holiday period).
Future minimum lease payments under non-cancelable operating leases with remaining terms of one or more years consisted of the following at September 25, 2010 (in thousands):

2010 4th quarter	$323
2011	1,304
2012	1,317
2013	1,137
2014 and thereafter	2,702

Total	$6,783

Total operating lease expense for fiscal years 2008 and 2009 was $1.9 million and $1.8 million, respectively, and $1.4 million for the nine months ended September 25, 2010.
As of September 25, 2010, the Company has $2.9 million in purchase commitments for raw materials over the subsequent 30 days. In addition, the Company has contractual commitments for the purchase of certain equipment of $0.5 million as of September 25, 2010. Open purchase commitments as of November 19, 2010 were assumed by the purchaser as part of the sale of net assets discussed in Note 14.
Legal proceedings. The Company is involved in a number of legal actions arising in the ordinary course of business. Although no assurance can be given with respect to the ultimate outcome of any asserted claim or litigation, no material effect on the Company’s financial position or future operating results is currently expected.
Buy America inquiry. The Company has been asked by the United States (“U.S.”) Department of Transportation to provide documentation relating to its purchase of imported steel rod and the use of such material during a period from January 1, 2003 through June 10, 2010 to assess the Company’s compliance with pertinent laws that require the use of domestically produced steel on federally funded procurements and public works. To the Company’s knowledge, the manufacturing plants in question were in compliance with all laws and regulations. If a violation is determined by the U.S. Department of Transportation, fines and penalties of an amount currently not estimable could be assessed.
(10) Business Segment Information
The Company’s operations are entirely focused on the manufacture and sale of steel reinforcement products used in concrete construction. Products consist of welded wire reinforcement products and, to a lesser extent, reinforcing bar. Based on the criteria specified in ASC Topic 280, “Segment Reporting,” the Company has one reportable segment.
The Company’s net sales to customers in the United States were approximately 98 percent of total sales for all periods presented. All long-lived assets are located in the United States.
(11) Related Party Transactions
Since the Oldcastle acquisition in 2006, the Company’s liquidity has been provided through operations and intercompany transfers with Oldcastle. Cash flows generated/needed by the Company have been reflected as cash transfers from (to) owner within the Owner’s net investment account included in the Combined Balance Sheets. These transfers between companies are reported as “Financing Activities” on the Combined Statements of Cash Flows.

MMI, Oldcastle and CRH also provide to the Company certain management and administrative services as detailed below (in thousands):

	Nine Months Ended	Year Ended	Year Ended
	September 25,	December 26,	December 27,
	2010	2009	2008
MMI
Chief executive officer and general expenses	$767	$778	$1,185
Accounting payroll and other financial services	739	869	816
Information and communication services	358	618	825
Human resources services	225	337	458
Procurement, environmental and safety services	399	223	115

Oldcastle
Management, legal and treasury services	335	283	384

CRH
Share-based compensation	25	21	5
Other services	414	585	623

	$3,262	$3,714	$4,411

These MMI and Oldcastle charges are primarily included in Selling, general and administrative expense in the accompanying Combined Statements of Operations and Changes in Owner’s Net Investment. Cost allocated to the Company may not be representative of costs to run the day-to-day operations of the Company if it were operated as a stand-alone company but are included for U.S. GAAP reporting purposes.
The Company sells its products at market prices to certain companies also owned by Oldcastle. Sales to related parties amounted to $11.1 million in 2008, $8.5 million in 2009, and $9.0 million during the nine-month 2010 period. Ivy has also transferred steel rod raw material to other MMI divisions. Such transfers were not recorded as sales. Ivy incurred losses on these raw material transfers equal to the difference between its carrying value and the market price of the steel rod at date of transfer. Losses from such transfers of $2.2 million in 2009 and $0.06 million in 2010 are included in the Inventory write-downs caption in the Combined Statements of Operations and Changes in Owner’s Net Investment.
(12) Income Taxes
The operations of the Company are included in consolidated federal income tax returns filed by Oldcastle. The Company’s provision for income taxes has been computed on the basis as if the Company had completed and filed separate federal income tax returns for all periods presented.
The Company accounts for uncertainty in income tax positions according to FASB guidance relating to uncertain tax positions. Unrecognized tax benefits were $0.2 million, $0.2 million, and $0.1 million at September 25, 2010, December 26, 2009 and December 27, 2008, respectively. Due to the Company’s valuation allowances, such benefits, if recognized, would not affect the Company’s effective tax rate. The Company does not expect its unrecognized tax benefits to change significantly during the next 12 months.
The following is a summary of the change in the Company’s unrecognized tax benefits (in thousands):

	September 25,	December 26,	December 27,
	2010	2009	2008
Balance at beginning of year	$151	$118	$48
Additions based on tax positions taken during a prior period	23	33	70

Balance at end of period	$174	$151	$118

The Company and its subsidiaries are subject to U.S. federal income taxes, as well as income taxes in a number of state jurisdictions. The tax years subsequent to 2003 remain open to examination for U.S. federal income taxes and most state jurisdictions. The majority of state jurisdictions remain open for years subsequent to 2005. A few state jurisdictions remain open to examination for tax years subsequent to 2004.
Significant components of the provision / (benefit) for income taxes are as follows (in thousands):

	Nine Months	Year	Year
	Ended	Ended	Ended
	September 25,	December 26,	December 27,
	2010	2009	2008
Current:
Federal	$(5,656)	$(19,493)	$6,557
State and local	(528)	(1,821)	633
Change in valuation allowance	6,161	21,281	—
Change in tax reserves	23	33	70

	—	—	7,260

Deferred:
Federal	—	(2,399)	(6,769)
State and local	—	(240)	(412)

	—	(2,639)	(7,181)

Total current and deferred	$—	$(2,639)	$79

The reconciliation of income tax computed at the 35 percent U.S. federal statutory tax rate to income tax expense was as follows (in thousands):

	Nine Months	Year	Year
	Ended	Ended	Ended
	September 25,	December 26,	December 27,
	2010	2009	2008
Federal	$(7,063)	$(23,463)	$(17,549)
State, net of federal	(612)	(2,061)	(1,068)
Goodwill impairment	—	—	18,591
Change in tax reserves	23	33	70
Change in valuation allowance	7,634	22,831	—
Other	18	21	35

Total	$—	$(2,639)	$79

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	September 25,	December 26,
	2010	2009
Deferred tax assets:
Net operating loss	$27,498	$21,314
Allowance for doubtful accounts	150	31
Inventory valuation	1,297	3,899
Accrued liabilities	578	587
Intangible assets	1,376	764

Gross deferred tax assets	30,899	26,595

Deferred tax liabilities:
Property, plant, and equipment	(379)	(3,732)
Intangible assets	—	—
Other	—	—

Gross deferred tax liabilities	(379)

Net deferred tax assets before evaluation allowance	30,520	22,863
Valuation allowance	(30,520)	(22,863)

Net deferred tax assets	$—	$—

During 2008, the Company recognized a $53.3 million goodwill impairment of which $50.1 million was an expense for financial statement purposes that is not deductible for income tax purposes, an impact of $18.6 million.
Valuation allowances at the end of 2009 and the 2010 periods principally relate to federal and state net operating loss carryforwards and the uncertainty that they would be utilized in the future prior to their expiration in 20 years.
(13) Other Financial Data

	September 25,	December 26,
	2010	2009
Accounts Receivable:
Accounts receivable	$11,464	$6,970
Less: Allowance for doubtful accounts	(404)	(83)

Total	$11,060	$6,887

Inventories:
Raw materials	$22,866	$36,533
Finished goods	14,666	11,833
Less: Reserve for lower of cost or market	(2,996)	(10,821)

Total	$34,536	$37,545

Property, plant and equipment:
Land and improvements	$4,586	$4,641
Buildings	9,629	10,127
Machinery and equipment	43,970	44,546
Furniture and fixtures	176	176
Computer hardware and software	509	522

	September 25,	December 26,
	2010	2009
Leasehold improvements	613	613
Construction in progress	1,301	270

	60,784	60,895
Less: Accumulated depreciation	(26,831)	(22,939)

Total	$33,953	$37,956

Other Intangibles:
Trademarks, trade names, patent	$465	$465
Non-contractual customer-related	12,505	12,505
Employment noncompeting — Pilot	780	780
Less: Accumulated amortization	(10,431)	(8,345)

Total	$3,319	$5,405

Accrued Liabilities:
Compensation and benefits	$1,505	$1,607
Rebates	68	249
Rent	452	429
Current portion of note payable	211	226
Taxes, other than income taxes	1,147	1,016
Other	46	23

Total	$3,429	$3,550

Net machinery and equipment under capital lease obligations totaled $11.1 million, $4.8 million, and $1.6 million, which are net of accumulated depreciation of $5.6 million, $3.7 million, and $2.5 million at December 27, 2008, December 26, 2009, and September 25, 2010, respectively. Total depreciation expense for these items was $2.1 million and $1.6 million for fiscal years 2008 and 2009, respectively, and $0.5 million for the nine-month period ended September 25, 2010.
(14) Subsequent Event
The Company has completed an evaluation of all subsequent events through January 28, 2011, the date its combined financial statements were available to be issued.
Substantially all of the net assets of Ivy were sold on November 19, 2010. The net assets relating to Pilot Steel and other selected Ivy assets were not sold as part of this transaction.